Exhibit 10.30

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement (the “Employment Agreement”) dated January 15, 2008 between Apex Systems, Inc. (the “Company”) and Theodore S. Hanson (the “Employee”) is hereby amended in the following respects in order to comply with Section 409A of the Internal Revenue Code, as amended, and applicable guidance issued thereunder (collectively, “Code Section 409A”) effective January 1, 2009:
1.    Section 4.2(a) of the Employment Agreement shall be amended by adding the following to the end:
Such accrued salary shall be paid within 15 days of the Employee’s termination of employment.
2.    Section 4.2(b) of the Employment Agreement shall be amended by adding the following to the end:
If any severance payment is subject to Code Section 409A and the disability insurance payment offset does not meet the disability offset exception under Code Section 409A, then any such offset shall only apply to disability payments paid to you in the same month as the applicable monthly severance payment.
3.    Section 23.1(a) shall be replaced in its entirety with the following:
23.1    Issuance of Additional Shares. (a) The Company acknowledges, as of the date hereof, the Employee owns, and has been issued certificates representing, five percent (5%) of the outstanding common stock of the Company. The Company agrees that, in the event there is an Extraordinary Event (as defined below), the Company shall issue at the time of such Extraordinary Event 43,263 additional shares of common stock of the Company (the “Additional Shares”). For purposes hereof, an Extraordinary Event shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined under Code Section 409A). In the event the Employee’s employment with the Company is terminated for any reason at any time within one hundred twenty (120) days prior to the occurrence of a Extraordinary Event, for purposes of determining the Employee’s right to receive the Additional Shares, the Extraordinary Event shall be deemed to have occurred immediately prior to his termination of employment. However, actual payment of the Additional Shares shall not occur until the Extraordinary Event.

4.    A revised Section 24 shall be added to the end of the Employment Agreement as follows:
24.    Code Section 409A Compliance. To the extent that any payment or benefit under the Employment Agreement constitutes a “deferral of compensation”

subject to Code Section 409A, then, notwithstanding anything in the Employment Agreement to the contrary, such payments or benefits that are to be paid upon the Employee’s termination of employment shall not be paid to the Employee until the Employee has experienced a “separation from service” as defined in Code Section 409A from the Company or an affiliate who is treated as the employer under Code Section 409A (collectively the “Company”). If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (except as otherwise allowed under Code Section 409A). All such reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred. The provisions of the Employment Agreement governing any payment or benefit constituting a “deferral of compensation” shall be interpreted and operated consistently with the requirements of Code Section 409A. The Company shall not be liable to the Employee if any payment or benefit which is to be provided pursuant to the Employment Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Employment Agreement on this 31st day of December, 2008 to be effective on January 1, 2009.

/s/ Theodore S. Hanson
Theodore S. Hanson

APEX SYSTEMS, INC.

By:
Name: Carl Omohundro
Title: General Counsel

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